Copart, Inc.

Exhibit 99.1

For Immediate Release

Copart Reports Third Quarter Financial Results

Fairfield, Calif. (May 21, 2003) — Copart, Inc. (NASDAQ: CPRT) today reported results for the third quarter and nine months ended April 30, 2003.

Copart earned net income of $15,422,800 in the third quarter of fiscal 2003 on revenues of $93,928,700.  This quarter’s net income is 7% lower than the $16,600,400 earned in the same period of fiscal 2002 on revenues of $90,158,100. Fully diluted earnings per share (EPS) for the quarter was $.17 compared to $.18 last year, a decrease of 6%.

For the first nine months of fiscal 2003, Copart earned net income of $43,885,800, or $.47 per diluted share, on revenues of $260,207,000. Copart reported net income of $41,854,000, or $.46 per diluted share, on revenues of $233,823,100 for the same period in fiscal 2002.

The Company also announced that it has repurchased a total of 2,695,000 shares of its common stock at an average price of approximately $7.59 per share as of April 30, 2003.  The company is authorized to repurchase an additional 6,305,000 shares of its common stock under the current stock repurchase program.

On Thursday, May 22, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live on vcall.com at http://www.vcall.com/EventPage.asp?ID=83945.  A replay of the webcast will be available through August 22, 2003. A replay of the call will be available through May 29, by calling (877) 660-6853 with account number 1628 and call ID 66738.

The Company is also making public that its diluted earnings per share forecast for the fourth quarter ending July 31, 2003 is in the range of $.14 to $.15.

Copart, Inc. - 4665 Business Center Drive, Fairfield, California 94534 - (707) 639-5000

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 102 facilities in 40 states.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, including statements concerning our projected earnings and earnings growth rates.  Our actual results could differ materially from those projected in these forward-looking statements as a result of a number of factors, many of which are outside our control.  In particular, our inventory levels and revenues are highly dependent on weather conditions in the United States, and we experience seasonality in our business as a result of changing weather conditions and related fluctuations in vehicle accident rates.  Our historical revenue and earnings growth rates have been relatively high, reflecting both internal growth of our salvage business as well as growth through acquisitions.  We may not be able to maintain these revenue and earnings growth rates as our business becomes larger. We are investing in new but related businesses such as public auto auctions, but revenues from these businesses have been modest relative to our total revenues, and we cannot predict what effect they will have on our future revenues or growth rates.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, due to competitive or other factors, our revenues and operating results would be adversely affected.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors that may effect future results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We encourage investors to review these disclosures carefully.

Contact:             Simon Rote, Vice President & Acting Chief Financial Officer

                            (707) 639-5000

 (Financial highlights follow)

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended April 30,
	2003	2002

Revenues	$93,929	$90,158

Operating costs and expenses:
Yard and fleet	55,012	53,014
General and administrative	7,910	6,892
Depreciation and amortization	6,398	4,241
Total operating expenses	69,320	64,147
Operating income	24,609	26,011

Other income:
Interest income, net	335	484
Other income	537	497
Total other income	872	981
Income before income taxes	25,481	26,992

Income taxes	10,058	10,392
Net income	$15,423	$16,600

Basic net income per share	$.17	$.18

Weighted average shares outstanding	91,195	90,831

Diluted net income per share	$.17	$.18

Weighted average shares and dilutive potential common shares outstanding	92,599	93,516

Copart, Inc.

Consolidated Statements of Income — 2

(Dollars in thousands, except per share data)

	Nine Months Ended April 30,
	2003	2002

Revenues	$260,207	$233,823

Operating costs and expenses:
Yard and fleet	151,089	139,378
General and administrative	20,983	17,410
Depreciation and amortization	18,392	11,401
Total operating expenses	190,464	168,189
Operating income	69,743	65,634

Other income:
Interest income, net	1,272	1,218
Other income	1,289	1,301
Total other income	2,561	2,519
Income before income taxes	72,304	68,153

Income taxes	28,418	26,299
Net income	$43,886	$41,854

Basic net income per share	$.48	$.48

Weighted average shares outstanding	91,945	87,661

Diluted net income per share	$.47	$.46

Weighted average shares and dilutive potential common shares outstanding	93,586	90,229

Other Data
Number of auction facilities	102	91

Copart, Inc.

Consolidated Balance Sheets — 3

(Dollars in thousands)

	April 30,	July 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$110,897	$132,690
Accounts receivable, net	68,079	64,072
Vehicle pooling costs	21,844	20,014
Prepaid expenses and other assets	11,355	9,216
Total current assets	212,175	225,992
Property and equipment, net	242,424	197,769
Intangibles and other assets, net	8,275	9,167
Goodwill	108,705	102,920
Total assets	$571,579	$535,848

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$174	$325
Accounts payable and accrued liabilities	35,106	31,893
Deferred revenue	8,958	8,352
Income taxes payable	3,761	2,632
Deferred income taxes	5,776	3,646
Other current liabilities	174	198
Total current liabilities	53,949	47,046
Deferred income taxes	4,818	1,063
Long-term debt, less current portion	18	85
Other liabilities	1,401	1,437
Total liabilities	60,186	49,631
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value -180,000,000 shares authorized; 89,772,821 and 92,239,859 shares issued and outstanding at April 30, 2003 and July 31, 2002, respectively	269,058	287,767
Retained earnings	242,335	198,450
Total shareholders’ equity	511,393	486,217
Total liabilities and shareholders’ equity	$571,579	$535,848